                                                                     EXHIBIT 8.1

[LETTERHEAD OF MANATT, PHELPS & PHILLIPS, LLP]


June 27, 2000                                                 File No: 14359-057


Board of Directors
Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303

Board of Directors
Bank of Petaluma
1360 Redwood Way - Suite A
Petaluma, CA 94954

     Re: Material Federal and California Income Tax Consequences of the Merger of DKSS Corp. with and into Bank of Petaluma

Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinions relating to certain federal and California income tax consequences of the transaction (the "Merger") whereby DKSS Corp., a California corporation and wholly-owned subsidiary of Greater Bay Bancorp, a California corporation ("GBB"), will merge with and into Bank of Petaluma, a California corporation ("BOP"), pursuant to that certain Agreement and Plan of Reorganization dated as of March 21, 2000 (the "Agreement"). Immediately after and as a result of the Merger, BOP shall become a wholly-owned subsidiary of GBB. Terms used herein have the same meaning as in the Agreement.

          In the Merger, DKSS Corp. shall be merged with and into BOP in a statutory merger in accordance with the California General Corporation Law and the separate corporate existence of DKSS shall cease. BOP shall be the surviving entity. BOP shall succeed, without other transfer, to all the rights and property of DKSS Corp. and shall be subject to all the debts and liabilities of DKSS Corp. in the same manner as if BOP had itself incurred them.

MANATT, PHELPS & PHILLIPS, LLP


Board of Directors
June 27, 2000
Page 2

          Each share of GBB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of GBB Stock and shall not be converted or otherwise affected by the Merger. Subject to the provisions of the Agreement, each share of BOP Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than BOP Perfected Dissenting Shares (if any), shall, on and after the Effective Time of the Merger, be automatically canceled and cease to be an issued and outstanding share of BOP Stock and shall be converted into the right to receive shares of GBB Stock in a ratio specified in the Agreement.

          No fractional shares of GBB Stock shall be issued in the Merger. In lieu thereof, each holder of BOP Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash, rounded to the nearest hundredth, equal to the product obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect to any such fraction.

          Perfected Dissenting Shares of BOP Stock (if any) which have not effectively withdrawn or lost their rights under the California General Corporation Law shall not be converted as described in the foregoing paragraphs, but shall be entitled to receive such consideration as shall be determined pursuant to the California General Corporation Law.

          Our analysis and the opinions set forth below are based upon the existence of the facts above and the facts set forth in that certain Agreement referred to above, including the exhibits thereto. Our analysis and opinions are also based on representations in the Agreement and written representations to us from GBB and BOP in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger (the "Form S-4"). The facts and representations contained in the above-referenced documents are the operative facts underlying the tax opinions set forth herein. We assume for purposes of this letter that the facts and representations set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

          We have acted as special counsel to GBB in connection with the Merger and are rendering these opinions to GBB and BOP at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein. Moreover, we have never represented BOP either in the Merger or otherwise, and consequently the opinions

MANATT, PHELPS & PHILLIPS, LLP


Board of Directors
June 27, 2000
Page 3

expressed herein which relate to BOP and its shareholders are based solely on the Form S-4 and on BOP's representations made in the Agreement and in BOP's Representations Letter.

          Our opinions are based upon the Internal Revenue Code and the California Revenue and Taxation Code as of the date hereof and currently applicable regulations promulgated thereunder (including proposed regulations), published administrative positions of the California Franchise Tax Board and of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter.

          The opinions set forth herein have no binding effect on the Internal Revenue Service, the California Franchise Tax Board, or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

          In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

          This letter is being issued solely for the benefit of GBB and BOP and for the benefit of the GBB and BOP shareholders as of the date of the Merger. Those parties may rely on this letter. It may not be relied upon by any other person without our prior written consent.

          Subject to the foregoing, it is our opinion that the Merger is a reorganization within the meaning of Section 368(a)(1)(A), as provided in
Section 368(a)(2)(E), of the Internal Revenue Code of 1986, as amended, and for purposes of Section 24451 of the California Revenue and Taxation Code and shall not result in the recognition of gain or loss for federal or California income tax purposes to GBB, DKSS Corp., or BSC, nor shall the issuance of the GBB Stock in the Merger result in the recognition of gain or loss by the holders of BOP Stock who receive such stock in connection with the Merger. The substitution of GBB Stock Options for BOP Stock Options pursuant to the Agreement shall not result in the recognition of any income or gain to the option holder and shall not disqualify any such options that qualified as incentive stock options immediately prior to the Merger as incentive stock options immediately after the Merger. The section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Merger.

MANATT, PHELPS & PHILLIPS, LLP


Board of Directors
June 27, 2000
Page 4

          We hereby consent to the reference to our name in the section of the Firm S-4 entitled "Material Federal Income Tax Consequences" and to the filing of this opinion with the applicable California and federal regulatory agencies with whom such opinion is required to be filed in connection with the Merger.


                                   Very truly yours,


                                   /s/ Manatt, Phelps & Phillips, LLP